UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2025

Heron Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33221	94-2875566
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Regency Forest Drive, Suite 300, Cary, NC	27518
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 251-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HRTX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 6, 2025, Heron Therapeutics, Inc. (the “Company”) entered into a Framework Agreement (the “Framework Agreement”) with Patheon Austria GmbH & Co KG (“Patheon”) and Thermo Fisher Scientific Inc. (solely for purposes as specified therein). Under the Framework Agreement, the Company and Patheon agreed to the terms under which Patheon will manufacture and supply the Company with specific quantities of certain products (the “Products”) and the Company has committed to purchase 38,400 kg of Products through December 31, 2026. Patheon will continue to perform certain ongoing stability studies related to the Products and provide warehousing services. Further, the Company and Patheon terminated certain agreements previously entered into by the parties, including historical obligations thereunder, pursuant to the Framework Agreement. The Framework Agreement is subject to the additional terms of a Manufacturing and Supply Agreement previously entered into by the Company and Patheon, as amended by the amendments set forth in the Framework Agreement (the “Amended MSA”), which governs the general terms under which Patheon will provide manufacturing services and perform stability studies related to the Products for and on behalf of the Company from time to time.

The foregoing description of the Framework Agreement does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Framework Agreement, a copy of which the Company expects to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heron Therapeutics, Inc.

Date: August 12, 2025	/s/ Ira Duarte
Ira Duarte Executive Vice President, Chief Financial Officer